Exhibit 21.1

STARBOX GROUP HOLDINGS LTD.

Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation

Starbox Holdings Berhad	Malaysia

Starbox Rebates Sdn. Bhd.	Malaysia

Paybats Sdn. Bhd.	Malaysia

StarboxTV Sdn. Bhd.	Malaysia